Exhibit 99.1

Filed by A. O. Smith Corporation pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended

Subject Company: A. O. Smith Corporation

Subject Company’s Commission File No. 1-475

In connection with the proposed transaction between A. O. Smith Corporation (“A. O. Smith”) and Smith Investment Company (“SICO”), the parties intend to file a registration statement on Form S-4 with the SEC containing a joint proxy statement/prospectus. Such documents, however, are not currently available. The joint proxy statement/prospectus will be mailed to stockholders of A. O. Smith and SICO. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a free copy of the joint proxy statement/prospectus filed by A. O. Smith, without charge, at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. It will also be available on A. O. Smith’s website (http://www.aosmith.com) by clicking on A. O. Smith Corporation, Investor Relations and then SEC filings. Copies of the joint proxy statement/prospectus can also be obtained, without charge, once they are filed with the SEC, by directing a request to A. O. Smith Corporation, Attention: Investor Relations, 11270 West Park Place, Milwaukee, Wisconsin 53224.

A. O. Smith, SICO and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the stockholders of A. O. Smith and SICO in connection with the proposed transaction. Information about the directors and executive officers of A. O. Smith and SICO and their respective interests in the proposed transaction will be available in the joint proxy statement/prospectus.

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, thank you for standing by and welcome to the A. O. Smith Conference Call. At this time, all lines are in a listen-only mode; later we will conduct a question-and-answer session. Instructions will be given at that time. [Operator Instructions].

I would now like to turn the conference over to our host, the Vice President of Investor Relations and Treasurer, Patricia Ackerman. Ms. Ackerman, please go ahead.

Patricia Ackerman, Vice President, Investor Relations

Thank you Reggie. Good morning, ladies and gentlemen, and thank you for joining us on this conference call. With me this morning, participating in the call are Paul Jones, Chairman and Chief Executive Officer; Terry Murphy, Chief Financial Officer; Ajita Rajendra, President of our Water Products Company; Chris Mapes, President of our Electrical Products Company; Jim Stern, General Counsel; John Kita, Senior Vice President of Finance; and Craig Watson, Vice President, Business Development.

Before we begin with Paul’s remarks, I would like to remind you that some of the comments that will be made during this conference call, including answers to your questions, will constitute forward-looking statements. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in this morning’s press release and last evening’s press release. Paul?

Paul W. Jones, Chairman and Chief Executive Officer

Okay, thank you, Pat. And good morning ladies and gentlemen, as you probably heard, we’re advantage of having all hands here today on having a planning session, so we’ve got everybody sitting in on this call from – not everybody, but most of our leadership team.

We’ve issued two press releases in the last 24-hours, and this morning we’ll elaborate on both of them. Today, we issued a press release announcing a reduction in our fourth quarter estimate to be between $0.15 and $0.25 per share compared with $0.32 and $0.42 per share, implied by our previous guidance. Full-year earnings are now estimated to be between $2.63 and $2.73 per share. As a result, we’re now expecting cash flow from operations to be approximately $140 million.

Our fourth quarter of this year started off okay, with our October order volumes coming in as expected. However, in November we saw our orders drop substantially. The volume drop is caused not only by consumers retrenching in reaction to the credit crisis, but also prudent management of inventory levels across our entire distribution channel. Our current order levels in water heaters are below historic replacement levels, indicating inventory contraction by our customers.

Our Chinese businesses are now being impacted by the global recession and their growth rates are slowing. The good news here is that we should benefit from the $560 billion government stimulus package, as the majority of our products made in China are used domestically.

One phenomenon that those of you who have followed our story for a few years are familiar with is the December pre-buy. This year, with no announced price increase for January of 2009, we do not expect to have a pre-buy in December of this year. Also, you might be interested to know that most of our HAC OEM customers have shut down their production until January just to manage their own inventories.

We’re responding to this challenging market first and foremost by conserving cash and reducing working capital. We have efforts in place to watch receivables with an eagle eye for credit issues and to aggressively police slow paying customers. We’re watching key suppliers for signs of credit problems. Our plants are on high alert to stay in sync with customer production schedules and demand which, as we’ve already mentioned, have been abruptly changing within this market.

As a reminder, we are a short cycle business with minimal backlog. Most orders are shipped within five days. We decided to curtail production in lieu of building inventory in the fourth quarter. And we have expanded holiday shut downs and will continue to make adjustments if necessary.

As has been the case for some time, we’re closely managing discretionary spending until we have more clarity on future order volumes. At the same time, the benefits of restructuring activities at Electrical Products Company are on track, and both operating units are aggressively continuing productivity programs that are delivering results. We are prudently navigating our acquisition pipeline and proceeding with expansion plans in China and India. Finally, we recognize that our strong balance sheet provides us with a competitive advantage in this tumultuous marketplace.

2009 will be challenging, no doubt about it. But we are excited about the opportunities that lie ahead. Negotiations on the annual contracts with our largest retail customers are right around the corner. The closure of two motor plants in the U.S. and one in Europe during 2008 is expected to benefit our results incrementally by $15 million in 2009. And our China businesses should benefit from the $560 billion government stimulus package already announced.

Finally, we continue to leverage our financial strength and have not cut-off key product development initiatives worldwide. Current forecasts now indicate that housing completions will not bottom until the fourth quarter of 2009, and no one has clear visibility to call the end of the global recession.

Our commercial volumes in China demand are now starting to show signs of weakness. 2009 looks like it will be a difficult year to forecast. But consistent with prior years, we will indicate our forecasted earnings range during our investor conference call in late January.

And now, let’s talk about the SICO announcement. We are pleased that the transaction with Smith Investment Company was announced yesterday and proud of the milestone in our history that it represents. The benefits to our shareholders are numerous. Let me cover just a few. One, the number of shares of A.O. Smith exchanged for the underlying shares owned by Smith Investment Company will be the discount, resulting in a small shrinkage in the total shares outstanding.

Second, the transaction will result in several corporate governance enhancements, including one more Board seat elected by common stock shareholders, a sunset provision on Class A shares, based on the percentage of ownership, and a requirement the Class A shares automatically convert to common shares upon transfer to unaffiliated third-parties.

And third, the number of shares of A.O. Smith available to potentially trade in the public market will increase materially. And essentially, all costs associated with the merger will be paid by Smith Investment Company. This transaction has been a long process in the making and we are pleased with the outcome.

The process going forward includes an IRS ruling, an SEC review, and shareholder votes by both entities. But we are confident that it will go smoothly. We plan to put the merger in front of our shareholders for a vote at our annual meeting in April of next year and close shortly thereafter.

That’s all we have for our prepared comments, just a reminder that we will report fourth quarter results on Thursday, January 22 and we’ll host a conference call at 10 a.m. Eastern Time that morning.

That completes our prepared remarks and we are now ready for your questions. So I’ll turn it back over to Reggie.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions]. And we’ll go now to the line of Paul Mammola with Sidoti & Company. Please go ahead.

<Q – Paul Mammola>: Hi, good morning guys.

<A – Paul Jones>: Good morning, Paul.

<Q – Paul Mammola>: Can you give us a sense as to how water is tracking versus motors? I would assume motors is the leading decliner in terms of revenue; is water far behind there? Can you give us a sense of that?

<A – Paul Jones>: You’re right. We’ve seen a little bit smaller – a larger decline on the motor side. You know, in total what we did in November as we looked at this it took about $50 million out of our revenue projection over the November, December time period. We haven’t lost the customer; this is strictly the customers we’ve got, just ordering less. Frankly, it’s not helping us right now obviously, but the good news is we’re not going to go into next year with an inventory bubble. So we’re going to be monitoring the order rates as we always do, but monitoring them very closely and at the end of December and going into January. But, yeah, the larger volume decline was in motors.

<Q – Paul Mammola>: Okay, that’s helpful. And then could you categorize how much cost inflation played in the 4Q forecast?

<A – Paul Jones>: We already had that in, but, yeah, we do our – I’ll talk about steel as an example. It’s done off of trailing CRU indices, and if you go back and look at the third quarter, those were sky-high. So we obviously have a pretty significant steel cost this quarter to overcome that will decline going forward, obviously, given what’s happened to steel costs.

<Q – Paul Mammola>: Okay. And then you mentioned renegotiations with retail customers. Do you think there is room for price improvement there, maybe in the first quarter?

<A – Paul Jones>: That’s per contract that we have that window open and I’m not going to comment on how that might come out.

<Q – Paul Mammola>: Okay, fair enough. And then finally on the SICO, am I correct to assume that there are no assets or liabilities to be assumed by you guys, once – or potentially, if this is completed?

<A – Paul Jones>: That’s correct.

<Q – Paul Mammola>: Okay. Thanks for your time.

<A – Paul Jones>: Thank you.

Operator: Thank you. [Operator Instructions]. And we’ll go now to the line of Scott Graham with Ladenburg. Please go ahead.

<Q – Scott Graham>: Hey, good morning.

<A – Paul Jones>: Good morning, Scott.

<Q – Scott Graham>: I just want to ask a little bit more, Paul, about what you see going on in China. Are your customers there telling you that this is just maybe more of a shock to the system and that maybe, you know, volumes return because I know that you guys were kind of looking at sort of mid-high teens growth in that market right now and obviously we’ve got to temper that down a little bit, but what’s the underlying trend line there, because clearly with government stimulus there possibly offsetting some of the GDP, the slower GDP, although I think we would all sign up for China’s GDP any moment. What is really underneath those numbers do you think? And if you could maybe tell us what you’re thinking on ‘09, incrementally?

<A – Paul Jones>: Okay. I’ll try to comment. Some of this is going to be personal opinion, but I think it’s what you asked for. The slow down – China is still growing and I agree with you, I’d love for the North America to have their GDP numbers next year, whatever they’re going to be. But they have a bit of a housing bubble. A lot of speculators got into the housing market and in my opinion there is just a lot of inventory there to be sold. Part of the government stimulus package is housing related. So where we’ve just seen a slowing, I personally don’t think it’s going to last for a long period of time, maybe a few months at most. Again it’s slowing of the growth rate. So it’s not anything like we’re seeing in the U.S. where we’re seeing declines.

But that’s, you know, we’re obviously still bullish on China, we’ve got – we’ve not slowed down on any of our product development activities there. We’re not slowing down on any of the initiatives we have relative to some potential acquisitions there. We’re still moving forward; that’s one area that we have not done any cutting back at all.

<Q – Scott Graham>: Okay. That’s helpful. Would you also may be unbundle for us a little bit some of the things that you’re doing in electrical products. I guess, my understanding was that maybe that there were some things, particularly some of the manufacturing, let’s call it relocations or maybe in this case locations of SKUs that may be you were looking to jettison, what have you, that that was maybe slowing things down somewhat. Maybe if you wouldn’t mind, Paul, going through not the plant closure stuff, the asset optimization, that’s clearly on track. But the other two elements of the EP cost enhancement – cost reduction?

<A – Paul Jones>: Yes, the roadmap to profitability, those projects are still going on, the standardization as well as the customer and product optimization projects. The lean initiatives – our lean initiative has a wide definition; primarily means reducing and taking costs out of the current designs. Those projects have been on schedule or ahead of schedule since we began them more than two years ago. I could not be more happy with how those teams are doing it.

Our margins are going up in Electrical Products this year. It’s our projection that that will continue for the next several years, based on these efforts. And again, we may have little a more color on that in January. It’s unfortunate that the economy’s not helping us out there so that more of what they’ve done has been visible – will be more visible; but the results are there and they’re going to show up.

<Q – Scott Graham>: I guess I was – maybe a little bit more specifically Paul, there was some of the SKUs and business that maybe you wanted to walk away from. Maybe the ability to do that is happening a little bit more slowly than what you had hoped, based on the way production is dispersed for those same SKUs.

<A – Paul Jones>: No, it’s not happening slower. We’re still going to have a volume decline there even though I think the revenues will probably be up because of the price increases we’ve had to get this year because of raw materials.

But we are still eliminating business that is not good for our shareholders and we’re still not quoting on business that’s not good for our shareholders; but at the same time we are securing some new business. We’ve had a couple of pretty nice wins in the marketplace there and Scott, if I talk about it any more, I’ll be giving our competitors a little bit more information than I want to, but we are going through a pretty significant transformation in Electrical Products, totally focused on increasing the margins and returns. And I couldn’t be more happy with the results that that leadership team is delivering.

<Q – Scott Graham>: Okay. That’s helpful. Thank you. Is there some point in the next, whatever quarter, two quarters that we’re going to get, maybe, kind of the same kind of granular basis point improvement tags on the water side as we’ve got on the EP side? You know what I mean?

<A – Paul Jones>: You mean productivity numbers or something …

<Q – Scott Graham>: You know how you say you’re expecting X basis points from this, that and the other, from the three main strategies. You have a couple of dissimilar strategies going on in water, but you don’t have specific basis point expectations there. Is that something that you guys are going to maybe give us something more granular on or should we not expect that?

<A – Paul Jones>: Yeah, we do some things internally. The Water Products business had gone through some pretty significant restructuring back with the acquisitions of State Industries, and we had another significant one with the acquisition of GSW. We were a little behind on that with the Electrical Products, and that’s why a lot of what we’ve been doing there is catch-up. But we have – we certainly have, internally, some roadmaps to profitability. Let me just say that we’ll talk about it internally and if we can provide something there that would not be a competitive information that our competitors would love to see, we’ll see if we can come up with something. But right off the top of my head, I can’t think of any of the internal things we have going on that we want out in the public domain.

<Q – Scott Graham>: Okay. Well, thank you for being so forthcoming.

Operator: All right, thank you. And we’ll go now to the line of Matt Summerville with Cubibanc [KeyBanc]. Please go ahead.

<A – Paul Jones>: Cubibanc. Hello, Matt.

<Q>: Good morning.

<A>: You guys change your name, Matt?

<Q>: No, I hope not. Actually, this is Tony Curam on for Matt.

<A – Paul Jones>: Okay, Tony, go ahead.

<Q>: Couple of questions. Just give, if you could, a little color on or guidance on what’s going on with the forward contracts for copper and when they might expire?

<A – Paul Jones>: Well, all of our competitors do the same things we do. I think it’s safe to say we’ve probably done a little bit less this year than in years past. But we don’t talk publicly about our – what our hedging is. Some of our competitors have come out with some pretty bold statements relative to some margin calls they’ve incurred relative to copper with its significant price declines. And you can go look those things up, but we’re not going to comment on it.

<Q>: Okay. And then as far as the expansion plans go, given the environment, the expansion particularly in China and then longer term in India. Does it still makes sense to be moving forward at the same pace to adding those – that kind of fixed costs to overhead? Are those plans changed at all?

<A – Paul Jones>: No, and it still makes sense. Our Water Products facility in Nanjing is essentially completed. We’re probably – we’re putting in some equipment as we go and we do have some available floor space. Our new facility in Yueyang, to tell you a little bit of the internal color, I keep complaining about why it’s taking so long because we – again that’s a business that serves the global marketplace. And we are experiencing double-digit growth rates and we expect those to continue and we need that new facility not only for productivity, but for capacity reasons. I actually saw a picture yesterday of the building and it’s up and it’s got windows in it, and very soon we’ll have equipment in there and be in production in January. But we’re still going forward with those projects and we are having very good receptivity in India with the water heater, the instantaneous water heater, a small wall hung unit designed for their market. It’s going very, very well. We still don’t have the land allocation, specific land allocation, but we expect to get that soon. As soon as we do, we intend to build a facility and start making that product there.

<Q>: Okay. And then one last question and more broadly, not so much with the retailers, the contract negotiations, but more broadly across water heaters and motors. The negotiations with the big customers that are upcoming, do you expect they’ll be demand some sort of concession or price reductions as you move forward?

<A – Paul Jones>: If you’re talking water heaters, we only have contracts with the retailers; the wholesalers, it’s essentially done off a price sheet that we publish periodically. And our steel costs this quarter are the highest they’ve been all year. So we’re still struggling to make sure that we cover those costs and keep delivering a reasonable return to shareholders. We’re going to continue to do that. We’ve been expanding those margins and it’s my expectation we’ll continue to do so.

<Q>: Okay. Thanks so much.

Operator: All right. Thank you. We’ll go now to the line of Mark [Mike] Schneider with Robert Baird. Please go ahead.

<Q – Michael Schneider>: Yes, this is Mike Schneider’s brother Mark.

<A – Paul Jones>: Hi, Mark, good morning.

<A>: How are you doing Mike?

<Q – Michael Schneider>: I’m doing great. I guess first question just goes on production days. We’ve seen this in the past, when Q4 comes around you have to make significant production reductions to level out the inventory. Do you have an estimate as to the shortfall this quarter that’s attributable just to the production reductions, so we can get a sense of when you do reach level-loaded production what, indeed, the earnings run-rate is?

<A – Paul Jones>: That’s a tough one, Mike. You’re talking about what our customers have cut back to?

<Q – Michael Schneider>: No I’m talking more A.O. Smith, because I presume that’s what’s been the added pressure on the earnings this quarter; you guys reduced your own production?

<A – Paul Jones>: We’ve reduced our production because our customers have reduced their production.

<Q – Michael Schneider>: Agreed.

<A – Paul Jones>: And it’s double-digit days, so we’re taking out of most of our facilities, which is a lot more than we’ve ever done in the past. And there’s more than one reason for it. We want to make sure that we – first of all, I’m not – frankly, if I were our customers, I’d be as aggressive as they are right now making sure they don’t go into next year with a bubble of inventory.

We have an additional incentive right now not to build anything because we’re paying more – a lot more for material right now than we have all year. So there’s no incentive on our part to be building anything we are not going to sell. So yeah, we’re being pretty aggressive right now and taking a lot of days out. We have had some reductions in force. If the order rate doesn’t pick up, obviously, we have contingency plans to respond to that, but based on our analysis of the market and conversations that we have hourly and daily with our customer base, we will see a pick up in January, we believe. We just don’t know how much, and we’ve got us some estimates but we’re intending to wait and see and we’re ready to respond whichever way that goes.

<Q – Michael Schneider>: And then, I guess, specifically then on the earnings revision this quarter, Terry, do you have an estimate of what that under – or overhead under-absorption pressure was during the quarter?

<A – Terry Murphy>: Well, without giving you specific numbers that is included in there, EPC will be reducing inventories as will WPC throughout the quarter. So there will be an absorption hit in that number, that’s included in that number.

<A – Paul Jones>: Yeah, Mike, if you add up all the hits that we’ve had it’s actually more than we’re reducing the earnings because we’re having some things that we’ve done on the other side to help offset that. So, by dropping our earnings estimate by $0.15 or $0.20 or so, we’re actually have got some pretty big numbers flowing through that and some of those are positive.

<Q – Michael Schneider>: And in fact, next question on that is, I believe you have been anticipating about $0.05 of restructuring this quarter as part of the $0.25 you had announced for the year. Is that number actually greater now based on some additional actions that have been accelerated?

<A – Paul Jones>: It’s actually been a bigger number than $0.05, Mike. We’ve been saying about $0.25 for the year. And I think we’re saying right now, what’s fourth quarter, $0.10, $0.11?

<A>: [Inaudible]

<A – Paul Jones>: Is that all the benefit?

<Q – Michael Schneider>: No, no. What the actual restructuring expenses will be realized during Q4. I think if we take the year-to-date amount and back into the fourth quarter, you were looking for about $0.05 in Q4, and I’m just curious if this earnings revision incorporates a bigger number than that?

<A – Paul Jones>: No, it’s still the same thing that we’ve been doing all along, Mike.

<Q – Michael Schneider>: So the $0.25 for the year has not grown?

<A>: No, it’s all —

<A>: [Inaudible]

<A – Paul Jones>: It actually might be a little lower.

<A>: Maybe a little lower than that, Mike.

<Q – Michael Schneider>: Okay.

<A – Paul Jones>: Mike, our restructuring expense this year was $0.09 in the first quarter, it was actually about flat in the second quarter, a nickel in the third quarter. And it’s going to be, we think, probably more than $0.10 in the fourth quarter. But it’s not grown based on anything that we’ve done so far.

<Q – Michael Schneider>: Got it.

<A – Paul Jones>: Anything we’ve done in this quarter.

<Q – Michael Schneider>: And then, looking into Q1, I realize you expect orders to at least sequentially improve as orders, at least, begin to match the sell through rate. Do you expect production days to be down year-over-year in Q1 and Q2 for A.O. Smith?

<A – Paul Jones>: No.

<Q – Michael Schneider>: So you think you can adjust your inventories adequately just this quarter?

<A – Paul Jones>: Yeah, yeah. We – as I’ve said, there is absolutely no incentive for us to make anything we’re not going to sell this quarter.

<Q – Michael Schneider>: Okay. And the – I understand why distributors aren’t ordering during Q4 to adjust their inventories to demand levels, and obviously cash flow is a trouble for a number of these bigger guys. Do you sense, though, that there’s additional orders being pushed out based on your conversations with them because they expect lower prices in Q1 and Q2? Just as you’re not building in Q4, they’re not ordering in Q4?

<A – Paul Jones>: The answer is no. No, they’re just trying to make sure they’re not going into the year with any inventory that they don’t absolutely need.

<Q – Michael Schneider>: Okay. And then China and the slowing growth rates there, you’ve mentioned the stimulus package’s benefit to you in 2009. Based on what I understand where the money is going in China, though, I’m not clear how that would benefit your motor business or your water heater business directly.

<A – Paul Jones>: Some of that money is going to housing, specifically. That’s one of the five categories listed in – yeah, they’ve got a little bit of a housing bubble and that’s impacting their employment, the trades, everything else, and they want to stimulate housing construction. And, I mean, that obviously helps us.

<Q – Michael Schneider>: All right. Okay. And then Yueyang has been impacted as well, or maybe from your earlier comments, it actually has held up its growth rates?

<A – Paul Jones>: Yeah, it’s doing great.

<Q – Michael Schneider>: Okay. And Terry, just on goodwill or asset impairment as you go into 2009, do you sense that there’s a potential for an asset write-off?

<A – Terry Murphy>: I talked about that a little bit yesterday and our sense is now that there would not be any, we don’t have any exposure for a write-off in ‘09. Now, as we go through some more specific calculation, and will do so at the end of the year, but based on what we’re looking at for our planning process next year and then to the following two years, in the 2009 to 2011 we don’t see any asset impairment.

<Q – Michael Schneider>: Okay. And then pension expense in 2009, Terry, with the discount rate presumably going down, but your plan assets down?

<A – Terry Murphy>: Looks like pension rates will almost double next year – or pension expense will almost double next year.

<Q – Michael Schneider>: Okay. From what to what?

<A – Terry Murphy>: From 4 to 7.5, 7.8 million, something like that.

<Q – Michael Schneider>: Okay. And then finally just on the SICO transaction, Paul, the – this may be a non-issue, but if the spin-off occurs on the first of the year and the shareholder vote doesn’t go through, does that – what occurs then?

<A – Paul Jones>: It’s – the spin-off is really a Smith Investment Company thing that they’re doing. The vote will take place in April for both sets of shareholders, and we are highly confident there’s not going to be an issue with the shareholder vote.

<Q – Michael Schneider>: And do the non-Smith Investment Company shares vote as an independent group?

<A – Paul Jones>: No. They vote as shareholders, like all the other shareholders.

<Q – Michael Schneider>: As one group?

<A – Paul Jones>: [Inaudible], the majority of whom are Smith family members.

<Q – Michael Schneider>: Got it. Okay, thank you.

Operator: All right, thank you. [Operator Instructions]. And we’ll go to the line of Alan Mitrani at Sylvan Lake Asset Management. Please go ahead.

<Q>: Hi, thank you. You said you’re paying some of the highest costs all year for steel, and I assume that’s true for copper and the other raw materials this quarter?

<A – Paul Jones>: No, I wouldn’t say that’s true for the other raw materials.

<Q>: Okay. How long until it cycles through, that you see the benefit of all the drops that have happened in the commodity market?

<A – Paul Jones>: We work off a trailing three-month index. So it’s already started to drop down, based on what happened in October and November relative to declines in the steel index.

<Q>: Is this an index we can track here? Is there a ticker symbol for it?

<A – Paul Jones>: It’s called CRU.

<Q>: CRU?

<A – Paul Jones>: It’s a widely used steel index.

<Q>: Okay. And what are you doing with – so you have, I mean, you have high cost product then that you’re not able to sell, I assume, because your distributors or customers don’t want to buy product that was marked up in price if they see the price of steel and others coming down too, I assume. So what do you do with that product? How do you move it out or do you just take hits on to your gross margin?

<A – Paul Jones>: I don’t think your assumption is correct at all. We take orders and we ship them. We are still getting orders, we’re still shipping product. Our steel and a lot of the commodities and freight costs went up early in the year.

I’ll just talk about our water heater business. We had two significant price increases as that was occurring in the second and third quarters. And those have held in the marketplace and they’re still out there, customers are ordering product and we’re shipping it. It may not be at the full rate of the replacement level of what their sell through is, but it’s close to that. And they’re still buying the product and reselling it. People will not take the cold shower more than once. And that’s the big driver of that business.

<Q>: Okay. Also, you know in mid-October, I guess, you raised your estimates on the year, correct?

<A – Paul Jones>: Well, because of the strong third quarter results, we actually lowered our fourth quarter estimate at that time.

<Q>: Right. Okay. I guess that’s fair. And what are you seeing your competitors do, are you seeing similar on the – specifically on the Electrical Products side, whether it’s the Baldors or RBCs of the world. Are they doing all the same things, you know, curtailing investments, I’m sorry, curtailing operating days, cutting back I mean, or is it just you guys doing it ahead of them?

<A – Paul Jones>: You’ll have to discuss that with them, we’re not going to comment on or speak for them.

<Q>: You don’t have to speak specifically to specific competitors, what I’m wondering is it an isolated situation in terms of what you’re doing, or are you doing similar to what the industry is doing? I’m not asking what your earnings are relative to them, but more from terms of the actions that you’re taking?

<A – Paul Jones>: Once again, you can call them and let them say so, but I’m pretty sure they’re probably doing same things we’re doing.

<Q>: Okay. Do you see opportunities for market share gains in this situation? Are you seeing any shifts in market share on the EPC side?

<A – Paul Jones>: We’ve picked up a little bit of business that we’re proud of. But again, we don’t discuss that because it would be giving too much information to our competitors.

<Q>: And just remind us where is EPC, how much of that business is domestic versus in Europe or in Asia?

<A – Paul Jones>: It’s essentially about 60%, I think, in North America. The rest is, although the part outside the U.S., North America is growing rather dramatically.

<Q>: And which is weaker, the North America part or the 40% overseas?

<A – Paul Jones>: North America is weak. I talked about the Yueyang facility, we just acquired that, I believe, in November of ‘05, if I remember correct. And our volumes are well over double what they were when we acquired them. And they sell products all over the world and they’ve got huge growth in Middle East, for example. And these make, they make high voltage air conditioning – hermetic motors for air-conditioning systems. They go into commercial construction, primarily.

<Q>: Okay. And lastly, it seems like everybody’s trying to focus on ‘09. I know you don’t have visibility into your business in general with five days of orders and minimal backlog, but it seems like from a construction perspective, commercial construction is going to be down viciously next year, domestically, with the government offsetting some of that with some of their spend. But it seems like there are no projects or very, very few projects on the drawing board for the end of ‘09 and 2010. I don’t know, if you’re – and you’re obviously not thinking that far out, but have you seen the cliff that’s coming in a year from now as it relates to commercial construction, given that no one could finance anything now?

<A – Paul Jones>: Well, once again, I don’t agree with your assumption. We sell the light commercial, like on the water heater side. Now we make 150 gallon water heaters for restaurants and things like that. We have seen some – well, quite a few opportunities there. We are going – we are seeing a decline right now, as I said in my prepared remarks. And we expect to continue that to decline into next year. But we don’t have a sub-prime issue here or anything like that, or an overbuild of light commercial buildings anywhere near the extent that we did in residential. So while we’re seeing – expecting a decline, we’re not using the words vicious and precipitous and anything like that. Maybe the high-rise constructions and the big condos, the Donald Trump type projects are not going to be being done late next year. But that’s not really a market that we participate in to any great extent.

<Q>: Okay. I appreciate that. I would encourage you to take a look at some of the announcements from retailers, mall operators and restaurants in terms of their cap spending and store expansions for next year, which look to be store – net store closings on a lot of fronts, just to get a sense of what’s coming 8 to 12 months down as opposed to just looking at three to six months.

<A – Paul Jones>: I can assure you that we are well aware of that. Are you aware of how many water heaters a Wal-Mart store has in it?

<Q>: Hopefully a heck of a lot, for your sake.

<A – Paul Jones>: No, one small one. That’s it, for a bathroom. A lavatory.

<Q>: Okay. Thanks a lot.

Operator: All Right. Thank you. And we have a follow-up question from the line of Scott Graham with Ladenburg. Please go ahead.

<Q – Scott Graham>: Hey, I just want to ask Terry a quick question on the tax rate. Is there any reason for us to assume that something other than 25 is the truth here, or is that a number that could actually drift upward next year?

<A – Terry Murphy>: It’s going to drift upward. Remember, there’s a couple of things that have happened. One is that, we’re losing our China holidays, that’s one thing. Another thing that’s happening is that a greater percentage of our profitability is from outside of the United States. That pushed it the other way, with the offset of increase in tax rates in both Mexico and in China, the tax rate will go up a little bit. I think we’re projecting somewhere 25 this year and 27-ish next year.

<Q – Scott Graham>: 27-ish next year. Okay. Thank you.

Operator: [Operator Instructions]. And I have no further question at the queue. Please continue.

Paul W. Jones, Chairman and Chief Executive Officer

Okay. Thanks Reggie. And we want to thank everybody for your interest and hope everybody has a great holiday season. We look forward to talking to you in January.

Operator: And ladies and gentlemen, that does conclude our conference for today. We thank you for your participation and for using AT&T Executive Service. You may now disconnect.